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                                                                   EXHIBIT 12.2.

                      COMPUTATION OF RATIO OF EARNINGS TO
                            FIXED CHARGES OF ALCATEL


                                             RATIO OF EARNINGS TO FIXED CHARGES
                                                                                           Six months
                                                                                             ended
                                                                                            June 30,
                                     1993      1994       1995(1)      1996       1997      1998(2)
                                   -------   --------    --------     -------    -------  -----------
Pre tax income before income
  in equity(a)                      9,034      3,219     (26,048)      2,714      5,594      15,717
Distributed income of equity(b)       454        440         308         366        252         405
Fixed charges(c)                    5,287      3,339       4,292       6,902      5,675       1,901
Rental expenses(d)                    540        588         661         633        605         223
Pretax income+fixed charges
  (e)=(a)+(b)+(c)+(d)              15,315      7,586     (20,787)     10,615     12,126      18,246
Fixed charges (included rental
  expenses)(f)=(c)+(d)              5,827      3,927       4,953       7,535      6,280       2,124
Ratio(e)(f)                          2.63       1.93          --        1.41       1.93        8.59

(1) Earnings were not sufficient to cover fixed charges for the year ended December 31, 1995 by approximately FF25.7 billion

(2) Includes a FF13.7 billion gain from the disposal of non-core assets (Cegelec and GEC ALSTHOM)